Filed Pursuant to Rule 424(b)

File Number 333-86145

File Number 33-99974

ARCH CAPITAL GROUP LTD.

PROSPECTUS SUPPLEMENT DATED FEBRUARY 11, 2004

TO

PROSPECTUSES DATED NOVEMBER 7, 2000 AND FEBRUARY 14, 2002

                This prospectus supplement supplements our prospectuses dated November 7, 2000 and February 14, 2002 relating to the reoffers and resales of our common shares, par value $.01 per share, issued or issuable under our 1999 Long Term Incentive and Share Award Plan (the “1999 Incentive Plan”), 1995 Long Term Incentive and Share Award Plan (the “1995 Incentive Plan”) and 1995 Employee Stock Purchase Plan (together with the 1999 and 1995 Incentive Plans, the “Plans”).  This prospectus supplement sets forth a list of the current selling shareholders and updates the number of common shares available to be resold by each selling shareholder under the Plans.  This prospectus supplement should be read in conjunction with the prospectuses and this prospectus supplement is qualified by reference to the prospectuses except to the extent that the information contained herein supersedes the information contained in the prospectuses.

SELLING SHAREHOLDERS

                The following table sets forth certain information concerning the selling shareholders as of February 11, 2004.  Except as disclosed below, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us:

Name	Position with the Company	Shares Owned Prior to Offering	Maximum Number of Shares Owned and/or Subject to Outstanding Options Which May Be Offered Hereby (1)

Robert Clements	Chairman, Director	1,652,276 (2)	155,596 (2)
Peter A. Appel	Director, former President & Chief Executive Officer	887,714 (3)	824,159 (3)
John L. Bunce, Jr.	Director	14,359,138 (4)	3,063 (4)
Kewsong Lee	Director	22,917,814 (5)	3,063 (5)
James J. Meenaghan	Director	25,886 (6)	18,613 (6)
Robert F. Works	Director	29,745 (7)	25,472 (7)
Louis T. Petrillo	President & General Counsel of Arch Capital Services Inc.	95,800 (8)	93,857 (8)
John Clements		71,008 (9)	18,500 (9)
Jeffrey Clements		73,017 (9)	18,500 (9)
Ben Clements		73,550 (9)	18,500 (9)
Paula Clements Sager		73,633 (9)	18,500 (9)

___________________

(1)                                  Represents the number of common shares issued or issuable under the Plans to each selling shareholder.  Does not constitute a commitment to sell any or all of the stated number of common shares.  The number of shares offered shall be determined from time to time by each selling shareholder at his discretion.

(2)                                  Amounts include (a) 905,921 common shares, 50,896 common shares issuable upon exercise of class B warrants and 107,125 common shares issuable upon exercise of currently exercisable options owned directly by Mr. Clements, (b) 432,008 common shares and 979 common shares issuable upon exercise of class B warrants owned directly by the spouse of Mr. Clements, (c) 49,380 common shares owned by a grantor retained annuity trust established for the benefit of the children of Mr. Clements and (d) 2,725 common shares acquired from the exercise of class A warrants and 103,242 series A convertible preference shares (“preference shares”) acquired directly by Sound View Partners, L.P. (“Sound View”) as part of the November 2001 capital infusion. Sound View is a limited partnership, the general partners of which are Mr. Clements and his spouse. Taracay Investors (“Taracay”) owns approximately 50% of Sound View. Taracay is a general partnership, the general partners of which consist of Mr. Clements and members of his family and the managing partner of which is Mr. Clements. Mr. Clements disclaims beneficial ownership of (a) all securities owned directly by his spouse, (b) approximately 97% of the securities owned directly by Taracay, which represents the ownership percentage of Taracay by Taracay partners other than Mr. Clements and (c) approximately 98% of the securities directly owned by Sound View, which represents the ownership percentage of Sound View by Sound View partners other than Mr. Clements, but excluding that portion of Sound View held by Taracay to the extent of Mr. Clements’ ownership of Taracay as stated herein.

(3)                                  Amounts include (a) 147,886 common shares owned directly by Mr. Appel, (b) 688,207 common shares issuable upon exercise of currently exercisable stock options and (c) 51,621 common shares issuable upon conversion of preference shares.

(4)                                  Amounts include securities held by or for the benefit of HFCP IV (Bermuda), L.P. (“HFCP IV Bermuda”), H&F International Partners IV-A (Bermuda), L.P. (“HFIP IV-A Bermuda”), H&F International Partners IV-B (Bermuda), L.P. (“HFIP IV-B Bermuda”) and H&F Executive Fund IV (Bermuda), L.P. (“HFEF Bermuda,” and together with HFCP IV Bermuda, HFIP IV-A Bermuda and HFIP IV-B Bermuda, the “H&F Funds”).  H&F Investors IV (Bermuda), L.P. (“HFI IV Bermuda”) is the sole general partner of the H&F Funds.  H&F Corporate Investors IV (Bermuda) Ltd. (“HFCI Bermuda”) is the sole general partner of HFI IV Bermuda.  HFI IV Bermuda may be deemed to control the H&F Funds.  Mr. Bunce is a member of an investment committee of HFCI Bermuda which has investment discretion over the securities held by the H&F Funds.  Mr. Bunce is a 9.9% shareholder of HFCI Bermuda.  All shares indicated as owned by Mr. Bunce are included because he is a member of the board of directors of Arch Capital Group Ltd. and is affiliated with HFCI Bermuda.  Mr. Bunce may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares beneficially owned by the H&F Funds.  Mr. Bunce disclaims beneficial ownership of all shares owned by the H&F Funds, except to the extent of his indirect pecuniary interest in the issuer held through the H&F Funds.  Based on Form 4s dated March 4, 2003 and October 3, 2003 filed with the Securities Exchange Commission (“SEC”) by Mr. Bunce.

(5)                                  Amounts include securities held by or for the benefit of Warburg Pincus (Bermuda) Private Equity VIII, L.P. (“WP VIII Bermuda”), Warburg Pincus (Bermuda) International Partners, L.P. (“WPIP Bermuda”), Warburg Pincus Netherlands International Partners I, C.V. (“WPIP Netherlands I”) and Warburg Pincus Netherlands International Partners II, C.V. (“WPIP Netherlands II”).  Warburg Pincus (Bermuda) Private Equity Ltd. (“WP VIII Bermuda Ltd.”) is the sole general partner of WP VIII Bermuda.  Warburg Pincus (Bermuda) International Ltd.

(“WPIP Bermuda Ltd.”) is the sole general partner of WPIP Bermuda.  Warburg, Pincus & Co. (“WP”) is the sole general partner of WPIP Netherlands I and WPIP Netherlands II.  WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC (“WP LLC”).  The foregoing is based on a Schedule 13D dated December 18, 2002 and filed with the SEC by these entities.  Mr. Lee is a general partner of WP, a managing director and member of WP LLC and a beneficial owner of certain shares of capital stock of WP VIII Bermuda Ltd. and WPIP Bermuda Ltd.  All shares indicated as owned by Mr. Lee are included because he is a member of our Board and is affiliated with these Warburg Pincus entities.  Mr. Lee may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Exchange Act) in an indeterminate portion of the shares owned by WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II.  Mr. Lee disclaims beneficial ownership of all shares owned by these Warburg Pincus entities.

(6)                                  Amounts include (a) 7,586 common shares owned directly by Mr. Meenaghan (including 607 restricted shares which are subject to vesting) and (b) 18,300 common shares issuable upon exercise of stock options.

(7)                              Amounts include (a) 8,445 common shares owned directly by Mr. Works (including 607 restricted shares which are subject to vesting) and (b) 21,300 common shares issuable upon exercise of stock options.

 (8)                               Amounts include (a) 8,000 common shares owned directly by Mr. Petrillo (including 971 restricted shares which are subject to vesting) and (b) 87,800 common shares issuable upon exercise of stock options.

(9)                                Amounts include shares held by such persons as well as members of his or her family.

Information concerning the selling shareholders may change from time to time and will be set forth in future supplements.  Accordingly, the identity of the selling shareholders may change and the number of shares of common shares offered hereby may increase or decrease.  Full copies of the prospectuses will be provided upon request.